Sixth Business Service Group, Inc.
                                     2503 W. Gardner Court
                                         Tampa, FL  33611
                                           (813)831-9348

November 22, 1999

The Securities and Exchange Commission
450 5th Street North West
Washington D.C. 20549

To Whom It May Concern:

Sixth Business Service Group, Inc. is hereby withdrawing the form 10-SB filed on March 26, 1999. The file number is 0-25645.

Should you have any questions,  please call our President Officer Michael
T. Williams at (813)831-9348.

Sincerely,


/s/
Michael T. Williams